                                                           EXHIBIT 10.5.1

                                 EMPLOYMENT AGREEMENT



    THIS AGREEMENT ("Agreement"), made and entered into this 19th day of July, 1994, by and between CHRISTOPHER R. LANE, an individual currently a resident of the United Kingdom (hereinafter referred to as "Employee"), and THE SYSTEM WORKS, INC., a Georgia corporation (hereinafter referred to as the "Company"):


                                W I T N E S S E T H :


    WHEREAS, Company desires to employ Employee, and Employee desires to be employed by Company, on the terms and conditions hereinafter set forth;

    NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

    SECTION 1.     EMPLOYMENT.

    Subject to the terms hereof, Company hereby employs Employee, and Employee hereby accepts such employment. Employee shall serve as the President and Chief Executive Officer of Company in accordance with the Bylaws of the Company. In such capacity, Employee shall devote his full business time (except for such responsibilities to serving on other boards of directors and other commitments as shall be approved by the Company) and best efforts to the performance of his duties on behalf of the Company, as directed by the Board of Directors (the "Board") of the Company. Unless Company and Employee agree otherwise, Employee's principal office shall be located in the Company's corporate offices in the vicinity of metropolitan Atlanta, Georgia. The Company shall use its best efforts to cause the Employee to be nominated and elected to its Board.

    SECTION 2.     TERM.

    2.1 GENERAL. The employment of Employee hereunder shall commence as of May 23, 1994 and shall continue until August 15, 1995 or until earlier terminated upon the occurrence of any of the following events:

         (i) The death or total disability of Employee (total disability meaning the failure of Employee to perform his normal required services hereunder for a period of two (2) or more months during any consecutive 6 month period during the term hereof by reason of Employee's mental or physical disability;

         (ii) The mutual written agreement of the Company and Employee to terminate this Agreement; and

         (iii) The termination of Employee's employment hereunder by the Company for "good cause." For the purpose of this Agreement, "good cause" shall mean (a) a material breach by Employee of his obligations hereunder; or (b) conduct by Employee amounting to fraud, dishonesty or negligence.

    2.2 NO REPAYMENT OBLIGATION OF EMPLOYEE. In the event this Agreement is terminated pursuant to Section 2.1 herein, Employee shall have no obligation to repay any amounts or benefits previously paid to Employee pursuant to this Agreement, and, except for amounts due to Employee through the date of termination, including any accrued Base Salary to the date of termination, the Company shall have no obligation to pay Employee any further amounts and further benefits after the date of termination.

    SECTION 3.     COMPENSATION; EXPENSES.

    3.1 SALARY. Employee shall be paid a base salary (the "Base Salary") during the term of his employment hereunder at the rate of Two Hundred Fifty Thousand Dollars ($250,000) per annum for the period commencing on the date hereof and ending upon the termination of Employee's employment hereunder. Unless otherwise increased by the Board of Director in its sole discretion, the Base Salary will continue to be Two Hundred Fifty Thousand Dollars ($250,000) during the term of Employee's employment hereunder. The Base Salary shall be paid to Employee in equal installments on normal Company pay dates, but in no event less often than monthly in arrears, less all applicable withholding taxes.

    3.2 BONUS PLANS. Company shall allow Employee to participate at a level consistent with his status as President and Chief Executive Officer in any pension or profit sharing plan now or as may hereafter be provided or offered to the Company's senior executive officers in accordance with the terms and requirements of the applicable plan. The Company agrees to work with Employee in designing and implementing an incentive bonus plan for Employee to commence with the fiscal year beginning April 1, 1994.

    3.3 EXPENSES. Employee shall be reimbursed for all ordinary and reasonable business expenses incurred by Employee at the request and on behalf of Company upon the presentation of appropriate supporting documentation to the Company.

    SECTION 4.     ADDITIONAL EMPLOYMENT BENEFITS.

    Company shall provide Employee with the following additional employment benefits during the term of his employment hereunder:

    4.1 MEDICAL INSURANCE. Company shall pay for and shall use its best efforts to provide Employee and his immediate family with such life, medical, dental, disability and other insurance benefits as if Employee and his immediate family were resident in the United Kingdom. All such insurance coverage shall commence as soon as practicable after the date hereof.

    4.2 VACATION. Employee shall receive four (4) weeks of paid vacation time per 12 month period during the term of his employment hereunder.

    4.3 OTHER BENEFITS. Company shall provide Employee with any other benefits that Company generally provides to its senior executive officers.

    SECTION 5.     RELOCATION RELATED BENEFITS.

    The Company shall provide the Employee with the following benefits and allowances in connection with Employee's relocation from the United Kingdom to the metropolitan Atlanta, Georgia area and with Employee's continued ownership of a residence in the United Kingdom:

    5.1 SPECIFIC ALLOWANCES. The Company shall pay or otherwise reimburse Employee for the following:

         (i) The amount of $3,000 for home security expenses in the United Kingdom;

         (ii) the amount of $375 per month for "housesitting" expenses in the United Kingdom;

         (iii) A payment of $900 per year representing an increase in Employee's homeowner's insurance coverage in the United Kingdom;

         (iv) A payment of up to a maximum of $3,000 for the shipping and transport of Employee's household goods and belongings from the United Kingdom to the metropolitan Atlanta, Georgia area (and the Company agrees to pay a similar sum for reshipping such goods and belongings back to the United Kingdom if such reshipping occurs within sixty (60) days following the termination of this Agreement);

         (v) Provide Employee with a resident housing allowance of up to $4,000 per month;

         (vi) Provide Employee with a furniture rental allowance of up to $500 per month;

         (vii) Provide Employee with an automobile leasing allowance for two automobiles at an aggregate total of $700 per month;

         (viii) Provide Employee with a private school tuition allowance of up to $7,000 per full school year during the term hereof; and

         (ix) Provide Employee with a tax advisor allowance of up to $3,000 per year.

    In the event that the Company leases a car and/or house for Employee, rather than Employee's leasing such car and/or house himself, Employee shall maintain each in good working order, reasonable wear and tear, and shall be responsible for all maintenance obligations of the lessee under any such lease (subject, however, to the Company's right, at Employee's cost and expense, to provide or have provided such maintenance in the event Employee fails within a timely manner to do so). Upon termination of Employee's employment, Employee shall deliver all keys to any house or car leased on his behalf, with such house or car being in sufficient condition for the Company to redeliver such house or car to the lessor thereof, without penalty or additional expense.

    5.2 REASONABLENESS OF ALLOWANCES. The Employee agrees that the payments, allowances and reimbursements provided in the foregoing Section 5.1 shall be the maximum for which the Company shall be obligated; and the Employee shall use reasonable and diligent efforts to minimize the actual obligation of the Company.

    5.3 SPECIFIC TRAVEL ALLOWANCE. The Company shall pay or otherwise reimburse the Employee for reasonable travel expenses for "business class" travel for himself, his immediate family and his mother-in-law for three trips to the United Kingdom during the term hereof; provided, however, that the timing and duration of any such travel involving the Employee shall be subject to the commitment by the Employee to his duties and responsibilities to the Company hereunder.

    5.4 UNDERTAKING TO OBTAIN HEALTH INSURANCE COVERAGE. During the term of this Agreement, in the event Employee's mother-in-law moves to the metropolitan Atlanta, Georgia area, the Company shall endeavor to have Employee's mother-in-law included in the Company's health insurance plan with coverage levels generally available to employees of the Company at the Company's cost and expense; provided, however, that nothing in this Paragraph 5.4 shall require the Company to hire Employee's mother-in-law or to obtain any such coverage for her from any insurer (or to self-insure her coverage) in the event the Company's primary insurance carrier refuses to cover Employee's mother-in-law; and provided further that Employee shall attempt to minimize any Company obligation by purchasing travelers insurance for his mother-in-law.

    5.5 REIMBURSEMENT FOR CERTAIN TAX LIABILITY. In the event Employee incurs additional tax liability as a result of Employee's intent to remain in the United States under current Internal Revenue Service regulations, then Company shall reimburse Executive for such additional tax liability by issuing to Employee Common Stock of the Company having a value at the date of issuance equal to the amount of the additional tax liability.

    SECTION 6. GRANT OF STOCK OPTIONS. Concurrently herewith the Company has granted to Employee, and does hereby affirm the grant of, an incentive stock option to purchase 170,300 shares of the common stock of the Company, par value $0.01 per share, at the fair market price of $4.50 per share in accordance with the terms and conditions set forth on Exhibit "A" attached hereto. This option shall be evidenced by a written stock option agreement in form customarily used by the Company for its employee stock options.

    SECTION 7.     RESTRICTIONS.


    7.1 OWNERSHIP. All Work Product when and as it is created or conceived, including all intellectual property rights therein, shall be disclosed to and owned exclusively by Company. For purposes of this Agreement, "Work Product" refers to all inventions, discoveries and improvements and all other information of value or importance concerning the business and actions of Employee while acting on behalf of Company (but limited to the Company's management information systems business) including (without limitation) information concerning software development, customer prospects and accounts, personnel, marketing and business strategies. Notwithstanding the preceding sentence, Work Product shall exclude all inventions, discoveries and improvements and all other information of value or importance concerning the business and actions of Employee while acting on behalf of parties other than Company, if undertaken with the consent of the board of directors of the Company. To the greatest extent possible, any Work Product shall be deemed to be "work made for hire"
(as defined in the Copyright Act, 17 U.S.C.A. Section 101 ET SEQ., as amended) and owned exclusively by the Company. Employee hereby unconditionally and irrevocably transfers and assigns to the Company all rights, title and interest Employee may currently have (or in the future may have) by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights. Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate to vest complete title and ownership of any Work Product, and all associated rights, exclusively in the Company.

    7.2 CONFIDENTIALITY. Employee shall maintain in strict confidence and shall not use or disclose (except as required to perform Employee's duties under this Agreement) any "Trade Secrets" or "Confidential Information" of Company, its affiliates and customers. With respect to the Company's Trade Secrets, this obligation shall apply during and after the term of this Agreement for so long as the pertinent information remains a Trade Secret, and shall apply whether or not the Trade Secret is in written or tangible form. With respect to the Company's Confidential Information, this obligation shall apply during the term of this Agreement and for three (3) years after its termination. As provided by Georgia statutes, "Trade Secret" shall mean any information (including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a process, financial data, financial plans, product plans or a list of actual or potential customers) that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. In the case of the Company's business, Company's Trade Secrets include (without limitation) information regarding software programs, names and addresses of any customers, sales personnel, account invoices, training and educational manuals, administrative manuals, prospective customer leads, in whatever form, whether or not computer or electronically accessible "on-line." As used in this Agreement, the Company's "Confidential Information" shall refer to valuable, non-public competitively sensitive data and information relating to the Company's business or its clients business, other than Trade Secrets, that is not generally known by or readily available to competitors of the Company; it also includes any information or data specifically identified as a "Trade Secret" in the immediately preceding sentence that is determined by a court of competent jurisdiction not to be a "Trade Secret."

    7.3 DELIVERY. Upon the request of Company, and, in any event, upon the termination of Employee's employment, (1) Employee shall take such steps as Company may reasonably request in order to transfer, disclose, and give Company the full benefit of any Work Product remaining in Employee's possession; and (2) Employee shall deliver to Company all memoranda, notes, records, drawings, manuals, disks and other documents and media, regardless of form, that certain Work Product or Trade Secrets. Employee shall not retain any such materials (whether in original or duplicate form) following such delivery.

    7.4 NON RECRUITMENT. Employee agrees that during his employment by the Company and for a period of two (2) years following any termination of such employment, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others solicit or attempt to solicit on behalf of or for the benefit of any entity which competes with the Company (i) any person employed by the Company, whether or not such employee is a full-time employee or a temporary employee of the Company and whether or not such employee is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, or (ii) any person or entity that is an agent or independent contractor of the Company in the continental United States; nor will Employee at any time during such period, either directly or indirectly, induce or attempt to induce any such agent or independent contractor to terminate, breach or otherwise fail fully to perform any agency or agreement with the Company.

    7.5 NAMES AND MARKS. Following the termination of Employee's employment, Employee shall not, for the benefit of his own or any other person or entity's business, use or display the names, marks, logos or slogans of the Company or its affiliates, or any name, mark, logo or slogan similar thereto, without the prior written consent of the Company.

    7.6 LIMITATION ON SOLICITING CLIENTS. Employee agrees that during his employment, Employee will not, either directly or indirectly, alone or in conjunction with any other party, solicit, divert or appropriate or attempt to solicit, divert or appropriate any "Client" for the purpose of providing the Client with services or products competitive with those offered by the Company during the Employment Term. For purposes of this Agreement, "Clients" shall mean actual clients or actively sought prospective clients of the Company during the term of Employee's employment by the Company. Employee agrees that for eighteen (18) months after the last day of his employment, Employee will not, either directly or indirectly, alone or in conjunction with any other party, solicit, divert or appropriate or attempt to solicit, divert or appropriate any Client of the Company for the purpose of providing the Client with services or products competitive with those offered by the Company during his employment; provided that the covenant in this sentence shall limit Employee's conduct only with respect to those Clients with whom Employee had substantial contact (through direct or supervisory interaction with the Client or the Client's account) during a period of time up to but no greater than two (2) years prior to the last day of his employment.

    7.7 RELIEF. In the event of any breach or threatened breach by Employee of any covenant contained in this Section 7, the resulting injuries to Company would be difficult or impossible to estimate accurately, even though irreparable injury or damages may result. Accordingly, an award of legal damages, if without other relief, may be inadequate to protect the Company. Employee therefore agrees that, in the event of any such breach, Company shall be entitled to apply to a court of competent jurisdiction to obtain an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. In the event the Company seeks damages from Employee for any breach of any covenant contained in this Section 7, Employee's liability shall be limited to the then fair market value of any shares of the Company's capital stock owned by the Employee ("shares" shall include any shares of the Company's capital stock to which Employee holds options to purchase and any shares purchased pursuant to such options, but shall exclude any other shares purchased by Employee).

    7.8 REASONABLENESS OF COVENANTS. Employee recognizes and acknowledges that the covenants in this Section 7 are reasonable as to time, geographical coverage and restricted conduct and are necessary to protect Company's business and Trade Secrets. Employee further acknowledges that (a) Employee has entered into this Agreement freely as a result of balanced arm's length bargaining and with the full benefit of qualified counsel of his choosing and (b) Company would not have engaged Employee without Employee's having agreed to these covenants.

    SECTION 8.     MISCELLANEOUS.

         8.1 BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon Employee and Company and its successors and assigns. Employee may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

         8.2 GOVERNING LAWS. Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Georgia.

         8.3 HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.4 NOTICES. Unless otherwise agreed to in writing by the parties hereto, all communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or three (3) business days after being sent by registered or certified mail, postage prepaid, and:

         (a)  If to Employee, addressed to:

                   Christopher R. Lane

                   ___________________________

                   ___________________________


         (b)  If to Company, addressed to:

                   The System Works, Inc.
                   3301 Windy Ridge Parkway
                   Marietta, Georgia 30067

         8.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         8.6 ENTIRE AGREEMENT. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made.

         8.7 MODIFICATIONS: WAIVERS. This Agreement may be modified only by a written instrument signed by each of the parties hereto. No waiver shall be effective unless made in writing and signed by the party against whom enforcement is sought.

         8.8 SEVERABILITY. Should any aspect or provisions of this Agreement prove invalid or unenforceable for any reason, the remainder of the Agreement shall nonetheless be fully enforced to the fullest extent permitted by law, regardless of whether the invalid of unenforceable aspect or provision is facially severable from the remainder of the Agreement.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                  THE SYSTEM WORKS, INC.

    [CORPORATE SEAL]              By:     /s/ Joseph P. Landy
                                         -----------------------------
                                  Title:  For the Board of Directors
                                         -----------------------------


    Attest:                       EMPLOYEE:

    By:     /s/ Joseph P. Landy
            --------------------
    Title:  Managing Director     /s/Christopher R. Lane
                                  -------------------------------
                                  Christopher R. Lane

                                     EXHIBIT "A"
                           To Employment Agreement Between
                                 Christopher R. Lane
                                         and
                                The System Works, Inc.


         The following provisions relate to the grant by the Company to Employee of a stock option to purchase 170,300 shares of the common stock of the Company.


1.  Option Price:                 $4.50 per share

2.  Term of Option:               10 years


3.  Vesting Provision:            Exercisable immediately with respect to 25%
                                  of shares; exercisable with respect to an additional 25% of shares upon each of the first three anniversary dates of the option, so that the option will be exercisable in full three years from its date.


4.  Termination of Employment:    No further vesting after termination of
                                  employment; vested portions of option may be exercised within three months following termination of employment and within one year following death; Company may elect to permit
                                  Employee to hold non-vested portions of
                                  option, in whole or in part and/or at
                                  modified vesting terms.

5.  Payment upon Exercise:        Cash in full.

                        AMENDMENT TO EMPLOYMENT AGREEMENT

     THIS AMENDMENT ("Amendment"), made and entered into this 15th day of December, 1994, by and between CHRISTOPHER R. LANE (hereinafter referred to as "Employee"), and THE SYSTEM WORKS, INC., a Georgia corporation (hereinafter referred to as "Company");

                                   WITNESSETH:

     WHEREAS, Employee and Company have previously entered into an Employment Agreement dated the 19th day of July, 1994 (hereinafter referred to as "Agreement") and desire to amend that Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements, contained herein, the parties hereto, intending to be legally bound, with all terms of the Agreement remaining the same except for the following terms which are hereby modified as follows:

SECTION 1.  TERM.

     Section 2.1 of the Agreement is amended to continue Employee's employment until December 31, 1995.

SECTION 2.  ADDITIONAL EMPLOYMENT BENEFITS.

     The medical insurance and other benefits provided pursuant to Sections 4.1 and 4.3 of the Agreement shall cease in the event Employee relocates to England and Employee shall be provided with benefits similar to those offered to other senior officers of the Company located in England.

SECTION 3.  RELOCATION RELATED BENEFITS.

     All benefits provided pursuant to Section 5 of the Agreement shall cease in the event Employee relocates from Atlanta.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

THE SYSTEM WORKS, INC.

By: /s/ Joseph P. Landy
   ---------------------------

Title:  Director
      ------------------------


EMPLOYEE:

/s/ Christopher R. Lane
------------------------------
Christopher R. Lane

                        AMENDMENT TO EMPLOYMENT AGREEMENT


     THIS AMENDMENT ("Amendment"), made and entered into this 1st day of December, 1995, by and between CHRISTOPHER R. LANE (hereinafter referred to as "Employee"), and TSW INTERNATIONAL, INC., a Georgia corporation (hereinafter referred to as "Company"):

                                   WITNESSETH:

     WHEREAS, Employee and Company have previously entered into an Employment Agreement dated the 19th of July, 1994 (hereinafter referred to as "Agreement") which was amended on the 15th day of December 1994 and desire to amend that Agreement a second time;

     NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements, contained herein, the parties hereto, including to be legally bound, with all terms of the Agreement remaining the same except for the following terms which are hereby modified as follows:

SECTION 1.  TERM.

     Section 2.1 of the Agreement is amended to continue Employee's employment until December 31, 1996.

SECTION 2.  ADDITIONAL EMPLOYMENT BENEFITS.

     The medical insurance and other benefits provided pursuant to Sections 4.1 and 4.3 of the Agreement shall cease in the event Employee relocates to England and Employee shall be provided with benefits similar to those offered to other senior officers of the Company located in England.

SECTION 3.  RELOCATION RELATED BENEFITS.

     3.1  All benefits provided pursuant to Section 51.(i), (ii), (iii), and
(viii) plus section 5.4 of the Agreement are hereby deleted.

     3.2 Section 5.3 of the Agreement is hereby amended by deleting the words "his mother-in-law."

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

TSW INTERNATIONAL, INC.


By: /s/ Joseph P. Landy
   ---------------------------

Title: Director and Member of
      ------------------------
       Compensation Committee

EMPLOYEE:


/s/ Christopher R. Lane
------------------------------
Christopher R. Lane

                        AMENDMENT TO EMPLOYMENT AGREEMENT


     THIS AMENDMENT ("Amendment"), made and entered into this 4th day of December, 1996, by and between CHRISTOPHER R. LANE (hereinafter referred to as "Employee"), and TSW INTERNATIONAL, INC., a Georgia corporation (hereinafter referred to as "Company"):


                                  WITNESSETH:


     WHEREAS, Employee and Company have previously entered into an Employment Agreement dated the 19th day of July, 1994 (hereinafter referred to as "Agreement") which was amended on the 15th day of December, 1994 and the 1st of December, 1995 and desire to amend that Agreement a third time;

     NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements, contained herein, the parties hereto, intending to be legally bound, with all terms of the Agreement remaining the same except for the following terms which are hereby modified as follows:

SECTION 1.     TERM

     Section 2.1 of the Agreement is amended to continue Employee's employment until December 31, 1997.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.


TSW INTERNATIONAL, INC.


By: /s/ John Bartels
   --------------------------------
Title:  CFO
       ----------------------------


EMPLOYEE:
/s/ Christopher R. Lane
---------------------------------
Christopher R. Lane